Filed Pursuant to Rule 424(b)(3)

Registration No. 333-151330

PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 17, 2008

(To Prospectus dated June 13, 2008)

$55,000,000 8.00% CONVERTIBLE SENIOR NOTES DUE 2013

5,960,119 SHARES OF COMMON STOCK

This is a supplement to the prospectus dated June 13, 2008 (File No. 333-151330) we filed relating to the sale of our outstanding 8.00% Convertible Senior Notes due 2013 by certain selling security holders. Any cross references in this prospectus supplement no. 1 refer to portions of the prospectus.

The purpose of this prospectus supplement no. 1 is to supplement and/or update the information set forth in the prospectus regarding the selling security holders. The table below includes, for each selling security holder named below:

•	its name;

•	principal amount of notes beneficially owned as of June 13, 2008 that may be offered and sold using the prospectus;

•	principal amount of notes beneficially owned as of June 13, 2008, shown as a percentage of notes outstanding;

•	number of shares of the underlying common stock that may be offered and sold using the prospectus;

•	shares beneficially owned after completion of this offering; and

•	number of shares of the underlying common stock owned after completion of this offering shown as a percentage of our common stock outstanding.

All of the information regarding beneficial ownership set forth below was furnished to us by the selling security holders named below. The aggregate principal amount of notes shown to be beneficially owned by the selling security holders below, when added to the aggregate principal amount of notes shown to be beneficially owned by the selling security holders named in the table contained in the prospectus, may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), since the dates as of which the selling security holders named in the prospectus provided to us the information regarding their notes. None of the selling security holders named below has held any position or office or had any other material relationship with us during the past three years.

Selling Security Holder	Principal Amount of Notes Beneficially Owned that may be Sold	Percentage of Notes Outstanding (1)	Number of Shares of Common Stock Beneficially Owned (2)	Number of Shares of Common Stock that may be Offered (2)	Shares Beneficially Owned After Completion of this Offering	Percentage of Common Stock Outstanding After Completion of this Offering (3)
Goldman Sachs & Co. Profit Sharing Master Trust (4), (5)	$186,000	*	20,156	20,156	—	*
Oz Special Funding (OZMD) LP (6)	$14,814,000	26.93%	1,605,331	1,605,331	—	*

*	Less than 1%
(1)	$55,000,000 million aggregate principal of notes outstanding.
(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 108.3658 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 56,143,642 shares of common stock outstanding as of June 13, 2008. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.
(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.
(5)	Oz Management, LLC is investment manager to Goldman Sachs & Co. Profit Sharing Master Trust and has voting and investment power over the securities being offered. Mr. Daniel S. Och, as senior managing member of Oz Management, LLC, may be deemed to have voting and investment control of the securities being offered.
(6)	Oz Management, LLC is investment manager to Oz Special Funding (OZMD) LP and has voting and investment power over the securities being offered. Mr. Daniel S. Och, as senior managing member of Oz Management, LLC, may be deemed to have voting and investment control of the securities being offered.

The selling security holders named above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the dates as of which the information in the above table was supplied to us. Information about the selling security holders may change over time. Any changed information will be set forth in prospectus supplements, if required.

Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See “Plan of Distribution.”

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 1 IS JUNE 17, 2008.

PROSPECTUS

$55,000,000 8.00% CONVERTIBLE SENIOR NOTES DUE 2013

5,960,119 SHARES OF COMMON STOCK

We issued the notes offered by this prospectus in a private placement in March 2008 and the subsequent issuance of additional notes on April 1, 2008 pursuant to the exercise of the initial purchaser’s overallotment option. This prospectus will be used by selling security holders to resell up to $55,000,000 aggregate principal amount of notes and up to 5,960,119 shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from the resale of the notes or shares of our common stock.

This offering is not being underwritten. The selling security holders may, from time to time, sell all or any of their notes or shares of common stock on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. For additional information on the possible methods of offering that may be used by the selling security holders, you should refer to the section entitled “Plan of Distribution” on page 37 of this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling security holders will be borne by the selling security holders.

Holders may convert the notes into shares of our common stock at any time before their maturity unless we have previously redeemed or repurchased them. The notes will be due on April 1, 2013. The conversion rate is 108.3658 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to an initial conversion price of approximately $9.23 per share.

Our common stock is listed on the NYSE Arca exchange under the symbol “RZ”. On May 28, 2008, the closing price of our common stock was $9.95 per share.

INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JUNE 13, 2008.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference herein as described under “Information Incorporated by Reference.” We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. This prospectus and any applicable prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. If you receive any other information, you should not rely on it. The information contained in this prospectus and any applicable prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or any applicable prospectus supplement, as applicable, the information incorporated by reference into this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, any applicable prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See “Information Incorporated by Reference.” We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling security holders of up to $55,000,000 in aggregate principal amount of our 8.00% Convertible Senior Notes due 2013 and up to 5,960,119 shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from the potential sale of the notes or shares offered by the selling security holders.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Pursuant to this shelf process, one or more of the selling security holders named under the heading “Selling Security Holders” may sell the securities described in this prospectus from time to time in one or more offerings. We may also file a prospectus supplement to add, update or change information contained in this prospectus. This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information about us described in the sections below entitled “Available Information” and “Information Incorporated by Reference.”

Unless the context otherwise requires, all references in this prospectus to “Raser,” “us,” “our,” “we,” the “Company” or other similar terms are to Raser Technologies, Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at “http://www.sec.gov.” In addition, because our stock is listed for trading on the NYSE Arca exchange, you can read and copy reports and other information concerning us at the offices of the NYSE Arca exchange located at 11 Wall Street, New York, New York 10005.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC website.

Our mailing address is 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604 and our Internet address is www.rasertech.com. Our telephone number is (801) 765-1200. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

THE COMPANY

We are an environmentally focused geothermal power development and technology licensing company. We operate in two business segments: Power Systems and Transportation and Industrial Technology. Our Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations. Our Transportation and Industrial Technology segment focuses on using our Symetron™ technology to improve the efficiency of electric motors and related components. Through these two business segments, we are employing a “Well to Wheels” strategy in an effort to produce a positive impact on the environment and economically beneficial results for our stockholders. By executing our “Well to Wheels” strategy, we aim to become both a producer of clean, geothermal electric power as well as a provider of technologies that improve the efficiency of electric motors used in hybrid electric vehicles and other applications.

Our Power Systems segment is currently in the development stage of drilling wells to further develop viable geothermal resources. In addition to developing our geothermal resources, we are in the process of completing other steps necessary to enable us to finance, construct and operate geothermal power plants. We obtained a commitment letter that sets forth general terms and conditions relating to the structuring and financing of up to 155 Megawatts (“MW”) of geothermal power plants and includes a financing commitment with respect to a 10.5 MW plant we intend to develop in Nevada. Pursuant to the commitment letter, we have also obtained a financing commitment with respect to a 10 MW plant we intend to develop near Beaver, Utah. The funding of these financing commitments remains subject to the satisfaction of certain conditions. We have also entered into purchase agreements with a manufacturer of turbines that we intend to use in the construction of geothermal power plants. We are also in negotiations for several power purchase agreements with investor owned utilities and municipalities. Among these, on March 10, 2008, we submitted signed power purchase agreements for two of our future plants totaling 22 MW for approval by the city council of a California municipality. The city council approved these power purchase agreements at a meeting held on March 18, 2008. We intend to complete the remaining steps necessary to commence construction of multiple geothermal power plants as quickly as possible. However, the timing of construction, as well as the specific sites we choose to develop and construct, will depend on a number of factors, including drilling results, permitting and our ability to obtain adequate financing.

Our Transportation and Industrial Technology segment continues to focus on commercializing our Symetron™ electric motor, generator and drive technologies and our series plug-in hybrid vehicle (“PHEV”) technologies. During 2007, we completed several milestones pursuant to our subcontract with ARINC Incorporated (“ARINC”), which relates to the development of an integrated starter alternator for potential use in a military HMMWV hybrid vehicle. During 2007 and early 2008, we also entered into several other agreements and collaborative arrangements with large manufacturers to explore additional potential applications of our Symetron™ technologies. We intend to continue to explore opportunities to commercialize our Symetron™ technologies.

Consistent with our limited operating history, we have generated limited revenues from operations. We anticipate that material revenue will not be generated from our Power Systems segment until the geothermal power plants we intend to develop are constructed and placed in service. To date, our primary source of revenue has been from research and development subcontracts administered through contractors for certain government agencies. Pursuant to these subcontracts, we perform engineering design, development and testing activities to demonstrate that specific applications of our technologies are viable.

Because we are in an early stage of development, there is limited historical information upon which an evaluation can be made regarding our business and prospects. We also have limited insight into how market and technology trends may affect our future business. The revenue and income potential of both of our business segments is unproven and the markets in which we expect to compete are very competitive and rapidly evolving. Our business and prospects should be considered in light of the risks, expenses, cash requirements, challenges and uncertainties that exist in a development stage company seeking to develop new technologies and products in competitive and rapidly evolving markets.

We have incurred substantial losses since inception and we are not operating at cash breakeven. Our continuation as a going concern is dependent on efforts to raise additional capital, increase revenues, reduce expenses, and ultimately achieve profitable operations. If substantial losses continue, or if we are unable to raise sufficient, additional capital on reasonable terms, liquidity concerns may require us to curtail operations, liquidate or sell assets or pursue other actions that could adversely affect future operations.

The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the amount and timing of any revenues we are able to generate. Given our current business strategy, however, we will need to secure additional financing in order to execute our plans and continue our operations.

We are incorporated in Delaware. We are the successor to Raser Technologies, Inc., a Utah corporation, which was formerly known as Wasatch Web Advisors, Inc. Wasatch Web Advisors acquired 100% of our predecessor corporation in a reverse acquisition transaction in October of 2003. Prior to that transaction, our predecessor corporation was a privately-held company.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in our securities. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have limited operating experience and revenue, and we are not currently profitable. We expect to continue to incur net losses for the foreseeable future, and we may never achieve or maintain profitability.

We have a limited operating history and, from our inception, we have earned limited revenue from operations. We have incurred significant net losses in each year of our operations, including a net loss of approximately $5.4 million for the three months ended March 31, 2008. As a result of ongoing operating losses, we had an accumulated deficit and deficit after re-entry into development stage of approximately $56.6 million on cumulative revenues from inception of approximately $0.9 million as of March 31, 2008.

Under our current growth plan, we do not expect that our revenues will be sufficient to cover our expenses for the foreseeable future. As a result, we expect to continue to incur substantial losses until we are able to generate significant revenues. Our ability to generate significant revenues and become profitable will depend on many factors, including our ability to:

•	identify and secure productive geothermal sites;

•	verify that the properties in which we have acquired an interest contain geothermal resources that are sufficient to generate electricity;

•	acquire electrical transmission and interconnection rights for geothermal plants we intend to develop;

•	enter into power purchase agreements for the sale of electrical power from the geothermal power plants we intend to develop;

•

enter into additional equity tax partner agreements with potential financing partners that will provide for the allocation of tax benefits to them and for the contribution of capital by them to the projects;

•	finance and complete the development of multiple geothermal power plants;

•	manage construction, drilling and operating costs associated with the geothermal power plants we intend to develop;

•	successfully license commercial applications of our SymetronTM technologies;

•	enforce and protect our intellectual property while avoiding infringement claims;

•	comply with applicable governmental regulations; and

•	attract and retain qualified personnel.

We will need to secure additional financing in the future and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern.

As of March 31, 2008, we had cash and cash equivalents on hand of $21.4 million. Cash used in operations was approximately $2.8 million for the three months ended March 31, 2008.

If we are unable to generate revenue or secure additional financing when needed, we will be forced to reduce expenditures to continue as a going concern. Reduction of expenditures could have a negative impact on our business. A reduction of expenditures would make it more difficult for us to execute our plans to develop geothermal power plants in accordance with our expectations. It would also make it more difficult for us to conduct adequate research and development and other activities necessary to commercialize our Symetron technologies.

The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the amount and timing of any revenues we are able to generate. Given our current business strategy, however, we will need to secure additional financing in order to execute our plans and continue our operations.

Our Commitment Letter with Merrill Lynch sets forth certain general terms relating to the structure and financing of up to 155 MW of geothermal power plants we intend to develop and includes a financing commitment from Merrill Lynch with respect to a 10.5 MW plant we intend to develop in Nevada. The funding of the commitment for the Nevada plant remains subject to certain conditions. If Merrill Lynch elects to provide or arrange a financing commitment with respect to any additional projects, such financing commitment will be subject to satisfactory due diligence, the execution of a separate commitment letter relating to such project and certain other conditions. Even if we are able to obtain funding for the development of projects pursuant to the Commitment Letter, we will need additional financing to cover general operating expenses and certain development expenses that are not covered by the Commitment Letter.

If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution. Any new securities we issue may have rights, preferences or privileges senior to those of the holders of our common stock, such as dividend rights or anti-dilution protections. We have previously issued warrants to purchase our common stock in connection with certain transactions. Some of these warrants continue to be outstanding and contain anti-dilution provisions. Pursuant to these anti-dilution provisions, the exercise price of the applicable warrants will be adjusted if we issue equity securities or securities convertible into equity securities at a price lower than the exercise price of the applicable warrants.

We may also secure additional financing by incurring indebtedness. Any indebtedness we incur could constrict our liquidity, result in substantial cash outflows, and adversely affect our financial health and ability to obtain financing in the future. Any such debt would likely contain restrictive covenants that may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes. Any failure by us to satisfy our obligations with respect to these potential debt obligations would likely constitute a default under such credit facilities.

Prior to the completion of the private placement of our 8.00% Convertible Senior Notes due 2013, our independent registered public accounting firm’s report on our 2007 financial statements questioned our ability to continue as a going concern.

As originally issued on March 11, 2008, our independent registered public accounting firm’s report on our financial statements as of and for the two year period ended December 31, 2007 expressed doubt about our ability to continue as a going concern. Their report included an explanatory paragraph stating that there was substantial doubt about our ability to continue as a going concern due to the lack of sufficient capital, as of the date their report was issued, to support our business plan through the end of 2008.

On March 26, 2008, we received approximately $48.0 million in net proceeds from the private placement of $50,000,000 aggregate principal amount of our 8.00% Convertible Senior Notes due 2013 and $4.8 million additional net proceeds on April 1, 2008 pursuant to the exercise of the initial purchaser’s overallotment option. As a result of the private placement, our independent registered public accounting firm reissued their report with respect to our financial statements on April 1, 2008 to remove the explanatory paragraph.

In addition to the private placement described above, we will need to secure additional financing in the future and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or continue as a going concern. If we are unable to secure additional financing when necessary, future reports issued by our independent registered public accounting firm could include a “going concern qualification.” Inclusion of a “going concern qualification” in a future report issued by our independent accountants could have a negative impact on our ability to obtain financing and may adversely impact our stock price.

The market price for our common stock has experienced significant price and volume volatility and is likely to continue to experience significant volatility in the future. Such volatility may cause investors to experience dramatic declines in our stock price from time to time, may impair our ability to secure additional financing and may otherwise harm our business.

The closing price of our common stock fluctuated from a low of $7.30 per share to a high of $17.09 per share during the three months ended March 31, 2008. Our stock price is likely to experience significant volatility in the future as a result of numerous factors outside of our control. As a result, the market price of our stock may not reflect our intrinsic value. In addition, following periods of volatility in our stock price, there may be increased risk that securities litigation, governmental investigations or enforcement proceedings may be instituted against us. Any such litigation, and investigation or other procedures, regardless of merits, could materially harm our business and cause our stock price to decline due to potential diversion of management attention and harm to our business reputation.

The volatility in our stock price could impair our ability to raise additional capital. Further, to the extent we do raise additional funds through equity financing, we may need to issue such equity at a substantial discount to the market price for our stock. This, in turn, could contribute to the volatility in our stock price.

The geothermal power production development activities of our Power Systems segment may not be successful.

We are devoting a substantial amount of our available resources to the power production development activities of our Power Systems segment. Our success in developing a particular geothermal project is contingent upon, among other things, locating a viable geothermal site, negotiation of satisfactory engineering, procurement and construction agreements, negotiation of satisfactory power purchase agreements, receipt of required governmental permits, obtaining interconnection rights, obtaining transmission service rights, obtaining adequate financing, and the timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these necessary requirements or doing so on a timely basis. Generally, we must also incur significant expenses for preliminary engineering, permitting, legal fees and other expenses before we can even determine whether a project is feasible. Project financing is not typically available for these preliminary activities.

We may be unable to obtain the financing we need to develop geothermal power projects.

A substantial capital investment will be necessary to develop each geothermal power project our Power Systems segment seeks to develop. Our continued access to capital through project financing or other arrangements is necessary for us to complete the geothermal power projects we plan to develop. Our attempts to secure the necessary capital on acceptable terms may not be successful.

Market conditions and other factors may not permit us to obtain financing for geothermal projects on terms favorable to us. Our ability to arrange for financing on a substantially non-recourse or limited recourse basis, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax and securities laws which are conducive to raising capital. If we are not able to obtain financing for our projects on a substantially non-recourse or limited recourse basis, or if we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using recourse capital such as direct equity investments, which would have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to pursue certain projects. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

Other than certain excluded financings, the Commitment Letter gives Merrill Lynch the exclusive right to provide or arrange financing for up to 100 MW of substantially similar geothermal power plants we intend to develop. Other than certain excluded financings, Merrill Lynch also has a right of first refusal with respect to the financing of an additional 55 MW of geothermal power plants we intend to develop. While Merrill Lynch has provided us with a financing commitment, subject to the satisfaction of certain conditions, for a 10.5 MW plant in Nevada and a 10 MW plant in Utah, Merrill Lynch is not obligated to provide us with a financing commitment for any other project unless it elects to do so. Any determination on the part of Merrill Lynch to provide any such financing commitment is subject to the satisfaction of certain conditions precedent and various other factors, including but not limited to, satisfactory completion of due diligence, the absence of any material adverse change in our business, liabilities, operations, condition (financial or otherwise) or prospects, the execution of acceptable definitive documentation, receipt of customary legal opinions acceptable to Merrill Lynch, satisfactory market conditions and necessary approvals. Accordingly, there can be no assurance that Merrill Lynch will provide us with any financing commitments at any time either pursuant to the Commitment Letter or otherwise. Further, Merrill Lynch’s rights under the Commitment Letter, including its right to generally match alternative financing proposals, may make it difficult for us to obtain financing proposals from other sources.

In order to finance the development of our geothermal power projects, we may transfer a portion of our equity interest in the individual projects to a third party and enter into long-term fixed price power purchase agreements. Under generally accepted accounting principles, this may result in the deconsolidation of these subsidiaries, and the reflection of only our net ownership interests in our financial statements.

Each of the geothermal power projects our Power Systems segment intends to develop will likely be owned by a separate subsidiary. The geothermal power projects developed by these subsidiaries will likely be separately financed. To obtain the financing necessary to develop the geothermal power projects, we may transfer a portion of our equity interest in the individual subsidiaries to a third party and enter into long-term fixed price power purchase agreements. Depending upon the nature of these arrangements and the application of generally accepted accounting principles, primarily Statement of Financial Accounting Standards Board Interpretation Number 46R “Consolidation of Variable Interest Entities (Revised December 2003) – an interpretation of ARB No. 51” (“FIN 46R”), we may be required to deconsolidate one or more or all of these subsidiaries, which would result in our share of the net profits or loss generated by the deconsolidated entities being presented as a net amount in our financial statements. As a result, our financial statements would not reflect the gross revenues and expenses of the deconsolidated entities. However, we do not expect the effect of such deconsolidation, if required, to have an impact on our stockholders’ equity, net loss or loss per share.

The financial performance of our Power Systems segment is subject to changes in the legal and regulatory environment.

The geothermal power projects that we plan to develop will be subject to extensive regulation. Changes in applicable laws or regulations, or interpretations of those laws and regulations, could result in increased compliance costs and require additional capital expenditures. Future changes could also reduce or eliminate certain benefits that are currently available.

The structure of federal and state energy regulation currently is subject to challenges, modifications, the imposition of additional regulatory requirements, and restructuring proposals. We may not be able to obtain or maintain all regulatory approvals or modifications to existing regulatory approvals that may be required in the future. In addition, the cost of operation and maintenance and the operating performance of geothermal power plants may be adversely affected by changes in certain laws and regulations, including tax laws.

The federal government currently encourages production of electricity from geothermal resources through certain tax subsidies. Assuming the available tax credits remain in place as currently in effect, each geothermal power project will be permitted to claim for federal tax purposes either an investment tax credit for approximately 10% of the cost of each new geothermal power plant or “production tax credits” of $20.00 (plus an annual adjustment for an inflation factor) per megawatt hour for the first ten years of electricity output. Currently, production tax credits can only be claimed on new plants placed into service before December 31, 2008. The availability of production tax credits for new plants put into service after 2008 will depend on whether Congress acts to make tax credits available for such plants and the President elects to sign into law the action taken by Congress.

The owners of a geothermal power project are also permitted to deduct most of the cost of the power plant as “depreciation” over five years on an accelerated basis. The fact that the deductions are accelerated means that more of the cost is deducted in the first few years than during the remainder of the depreciation period.

The tax incentives associated with a geothermal power plant are generally only beneficial to a party with sufficient taxable income. A party with sufficient taxable income can use the tax incentives to reduce their overall tax liability. Due to the nature and timing of the tax incentives, it is likely that the tax incentives available for the geothermal power plants we intend to develop will exceed the taxable income produced by such power plants for several years of operations. Therefore, an important part of our strategy involves partnering with investors that are able to utilize the tax incentives to offset taxable income associated with their operations unrelated to our geothermal power plants. For example, a corporation in the financial services industry may be willing to finance the development of a geothermal power plant for the right to receive the benefit of the tax incentives, which it could then use to reduce the tax liability associated with its regular operations.

The value of the tax incentives can be transferred in a variety of methods. For instance, investment and production tax credits can be transferred through tax leases in connection with financing arrangements associated with the development of the power plant.

Tax reform has the potential to have a material effect on our business, financial condition, future results and cash flow. Tax reform could reduce or eliminate the value of the current tax subsidies available to geothermal projects. Any restrictions or tightening of the rules for lease or partnership transactions, whether or not part of major tax reform, could also materially affect our business, financial condition, future results and cash flow. In addition, changes to the Internal Revenue Code could significantly increase the regulatory-related compliance and other expenses incurred by geothermal projects which, in turn, could materially and adversely affect our business, financial condition, future results and cash flow. Any such changes could also make it more difficult for us to obtain financing for future projects.

A significant part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

The exploration, development, and operation of geothermal energy resources by our Power Systems segment is subject to geological risks and uncertainties, which may result in decreased performance, increased costs, or abandonment of our projects.

Our Power Systems segment is involved in the exploration, development and operation of geothermal energy resources. These activities are subject to uncertainties, which vary among different geothermal resources. These uncertainties include dry holes, uncontrolled releases of pressure and temperature decline, all of which can increase our operating costs and capital expenditures or reduce the efficiency of our power plants. In addition, the high temperature and high pressure in geothermal energy resources requires special resource management and monitoring. Because geothermal resources are complex geological structures, we can only estimate their geographic area. The viability of geothermal projects depends on different factors directly related to the geothermal resource, such as the heat content (the relevant composition of temperature and pressure) of the geothermal resource, the useful life (commercially exploitable life) of the resource and operational factors relating to the extraction of geothermal fluids. The geothermal resources we intend to exploit may not be sufficient for sustained generation of the anticipated electrical power capacity over time. Further, any of our geothermal resources may suffer an unexpected decline in capacity. In addition, we may fail to find commercially viable geothermal resources in the expected quantities and temperatures, which would adversely affect our development of geothermal power projects.

The operation of the geothermal power plants our Power Systems segment intends to develop will depend on the continued availability of adequate geothermal resources. We cannot be certain that any geothermal resource will remain adequate for the life of a geothermal power plant. If the geothermal resources available to a power plant we develop become inadequate, we may be unable to perform under the power purchase agreement for the affected power plant, which in turn could reduce our revenues and materially and adversely affect our business, financial condition, future results and cash flow. If we suffer a degradation in our geothermal resources, our insurance coverage may not be adequate to cover losses sustained as a result thereof.

Our Power Systems segment may be materially adversely affected if we are unable to successfully utilize certain heat transfer technologies in the geothermal power projects our Power Systems segment intends to develop.

Our Power Systems segment intends to utilize certain heat transfer technologies in the geothermal power projects we intend to develop. These heat transfer technologies were developed by UTC Power Corporation, or UTCP, a United Technologies Corporation company. UTCP’s heat transfer technologies are designed to enable the generation of power from geothermal resources that are lower in temperature than those resources used in traditional flash steam geothermal projects.

UTCP’s heat transfer technologies have a limited operating history and have only been deployed in a limited number of geothermal power projects. As a result, we cannot be certain that UTCP’s heat transfer technologies can be successfully implemented in the geothermal power projects we intend to develop. If we are not able to successfully utilize UTCP’s heat transfer technologies in the geothermal power projects we intend to develop and we are unable to utilize appropriate substitute technologies, we may be unable to develop these projects and our business, prospects, financial condition and results of operations could be harmed.

The costs of compliance with environmental laws and of obtaining and maintaining environmental permits and governmental approvals required for construction and/or operation of geothermal power plants are substantial, and any non-compliance with such laws or regulations may result in the imposition of liabilities which could materially and adversely affect our business, financial condition, future results and cash flow.

The geothermal power projects our Power Systems segment intends to develop will be required to comply with numerous federal, regional, state and local statutory and regulatory environmental standards. Geothermal projects must also maintain numerous environmental permits and governmental approvals required for construction and/or operation. Environmental permits and governmental approvals typically contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If we fail to satisfy these conditions or comply with these restrictions, or we fail to comply with any statutory or regulatory environmental standards, we may become subject to a regulatory enforcement action and the operation of the projects could be adversely affected or be subject to fines, penalties or additional costs.

The geothermal power projects our Power Systems segment intends to develop could expose us to significant liability for violations of hazardous substances laws because of the use or presence of such substances.

The geothermal power projects our Power Systems segment intends to develop will be subject to numerous federal, regional, state and local statutory and regulatory standards relating to the use, storage and disposal of hazardous substances. We may use industrial lubricants and other substances at our projects that could be classified as hazardous substances. If any hazardous substances are found to have been released into the environment at or near the projects, we could become liable for the investigation and removal of those substances, regardless of their source and time of release. If we fail to comply with these laws, ordinances or regulations or any change thereto, we could be subject to civil or criminal liability, the imposition of liens or fines, and large expenditures to bring the projects into compliance. Furthermore, we can be held liable for the cleanup of releases of hazardous substances at other locations where we arranged for disposal of those substances, even if we did not cause the release at that location. The cost of any remediation activities in connection with a spill or other release of such substances could be significant.

Our Transportation and Industrial Technology segment may be unable to successfully license our intellectual property.

A significant part of our long-term business strategy for our Transportation and Industrial Technology segment is based upon the licensing of our SymetronTM technologies to electric motor, controller, alternator and generator manufacturers, suppliers and system integrators. We expect the sales cycle with respect to the licensing of our technology to be lengthy, and there can be no assurance that we will achieve meaningful licensing revenues in the time frames that we expect. If we are unable to successfully license our intellectual property or technology to these businesses or others, our Transportation and Industrial Technology segment may be unable to generate revenues under its current business model. If we are unable to generate license revenues, we may be required to develop a new long-term business strategy for the Transportation and Industrial Technology segment or discontinue operating this business segment.

Our SymetronTM technologies are relatively new and commercially unproven. While we have completed some laboratory testing, our technologies have not yet been durability tested for long-term applications. We can provide no assurance that our technologies will prove suitable for our target business segments. Our potential product applications require significant and lengthy product development efforts. To date, we have not developed any commercially available products. It may be years before our technology is proven viable, if at all. During our product development process, we may experience technological issues that we may be unable to overcome. Superior competitive technologies may be introduced or potential customer needs may change resulting in our technology or products being unsuitable for commercialization. Because of these uncertainties, our efforts to license our technologies may not succeed.

We are currently focusing on commercializing our SymetronTM technologies in the transportation and industrial markets. We cannot predict the rate at which market acceptance of our technologies will develop in these markets, if at all. Additionally, we may focus our product commercialization activities on a particular industry or industries, which may not develop as rapidly as other industries, if at all. The commercialization of our products or the licensing of our intellectual property in an industry or industries that are not developing as rapidly as other industries could harm our business, prospects, financial condition and results of operations.

The demand for our technologies may be dependent on government regulations and policies such as standards for Corporate Average Fuel Economy (“CAFE”), Renewable Portfolio Standards (“RPS”), the Clean Air Act and Section 45 of the Internal Revenue Code. Changes in these regulations and policies could have a negative impact on the demand for the power we plan to generate and our technologies. Any new government regulations or policies pertaining to our products or technologies may result in significant additional expenses to us and our potential customers and could cause a significant reduction in demand for our technologies and thereby significantly harm our Transportation and Industrial Technology segment.

We may not be able to enforce or protect the intellectual property that our Transportation and Industrial Technology segment is seeking to license.

The success of our Transportation and Industrial Technology segment is dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We have applied for patent protection on most of our key technologies. We cannot be certain that our six issued U.S. patents, six pending U.S. patent applications, five pending international patent applications and four pending foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect the inventions derived from our technology or prove to be enforceable in actions against alleged infringers. Also, additional patent applications that we may file for our current and future technologies may not be issued. We have received three trademark registrations in the U.S. and five trademark registrations internationally. We have also applied for five additional trademark registrations in the U.S. and seven additional trademark registrations internationally which may never be granted.

The contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to the public. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our technology or products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

Policing unauthorized use of our technology may be difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention resulting in significant harm to our business.

If third parties assert that our current or future products infringe their proprietary rights, we could incur costs and damages associated with these claims, whether the claims have merit or not, which could significantly harm our business. Any future claims could harm our relationships with existing or potential customers. In addition, in any potential dispute involving our intellectual property, our existing or potential customers could also become the targets of litigation, which could trigger indemnification obligations under license and service agreements and harm our customer relationships. If we unsuccessfully defend an infringement claim, we may lose our intellectual property rights, which could require us to obtain licenses which may not be available on acceptable terms or at all.

We license patented intellectual property rights from third party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects could be harmed. Our licensor may also seek to terminate our license.

We are a party to licenses that give us rights to third-party intellectual property that is necessary or useful to our business. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property. Our licensors may not successfully prosecute the patent applications to which we have licenses. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license. If successful, this could result in our loss of the right to use the licensed intellectual property, which could adversely affect our ability to commercialize our technologies, products or services, as well as harm our competitive business position and our business prospects.

Our Transportation and Industrial Technology segment could incur significant expenses if products built with our technology contain defects.

If our Transportation and Industrial Technology segment successfully licenses our technology, products built with that technology may result in product liability lawsuits for any defects that they may contain. Detection of any significant defects may result in, among other things, loss of, or delay in, market acceptance and sales of our technology, diversion of development resources, injury to our reputation, or increased service and warranty costs. A material product liability claim could significantly harm our business, result in unexpected expenses and damage our reputation.

We face substantial competition in each of our business segments. If we fail to compete effectively, our business will suffer.

Our Power Systems segment faces significant competition from other companies seeking to develop the geothermal opportunities available. Some of our competitors for geothermal projects have substantial capabilities and greater financial and technical resources than we do. As a result, we may be unable to acquire additional geothermal resources or projects on terms acceptable to us.

Our Power Systems segment also competes with producers of energy from other renewable sources. This competition may make it more difficult for us to enter into power purchase agreements for our projects on terms that are acceptable to us.

We believe our Transportation and Industrial Technology segment will face significant competition from existing manufacturers, including motor, controller, alternator, and transportation vehicle companies. We may also face significant competition from our future partners. These partners may have better access to information regarding their own manufacturing processes, which may enable them to develop products that can be more easily incorporated into their products. If our potential partners improve or develop technology that competes directly with our technology, our business will be harmed.

In each of our business segments, we face competition from companies that have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities. Many of our competitors may also have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

We may pursue strategic acquisitions that could have an adverse impact on our business.

Our success depends on our ability to execute our business strategies. Our Power Systems segment is seeking to develop geothermal power plants. Our Transportation and Industrial Technology segment is seeking to license our intellectual property to electric motor and controller manufacturers, suppliers and system integrators. Executing these strategies may involve entering into strategic transactions to acquire complementary businesses or technologies. In executing these strategic transactions, we may expend significant financial and management resources and incur other significant costs and expenses. There is no assurance that the execution of any strategic transactions will result in additional revenues or other strategic benefits for either of our business segments. The failure to enter into strategic transactions, if doing so would enable us to better execute our business strategies, could also harm our business, prospects, financial condition and results of operations.

We may issue company stock as consideration for acquisitions, joint ventures or other strategic transactions, and the use of common stock as purchase consideration could dilute each of our current stockholder’s interest. In addition, we may obtain debt financing in connection with an acquisition. Any such debt financing could involve restrictive covenants relating to capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. In addition, such debt financing may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes and could make us more vulnerable to industry downturns and competitive pressures.

If we are unable to effectively and efficiently maintain our controls and procedures to avoid deficiencies, there could be a material adverse effect on our operations or financial results.

As a publicly-traded company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. Our management is required to evaluate the effectiveness of our internal control over financial reporting as of each year end, and we are required to disclose management’s assessment of the effectiveness of our internal control over financial reporting, including any “material weakness” (within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 5) in our internal control over financial reporting. On an on-going basis, we are reviewing, documenting and testing our internal control procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required.

No material weaknesses were identified in connection with the audit of our 2007 financial statements. However, weaknesses or deficiencies could be identified in the future. If we fail to adequately address any deficiencies, it could have a material adverse effect on our business, results of operations and financial condition. Ultimately, if not corrected, any deficiencies could prevent us from releasing our financial information and periodic reports in a timely manner, making the required certifications regarding, and complying with our other obligations with respect to our consolidated financial statements and internal controls under the Sarbanes-Oxley Act. Any failure to maintain adequate internal controls over financial reporting and provide accurate financial statements may subject us to litigation and would cause the trading price of our common stock to decrease substantially. Inferior controls and procedures could also subject us to a risk of delisting by the NYSE Arca exchange and cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

If we fail to comply with the NYSE Arca exchange listing standards and maintain our listing on the NYSE Arca exchange, our business could be materially harmed and our stock price could decline.

Our shares of common stock are listed on the NYSE Arca exchange. Pursuant to the Sarbanes-Oxley Act of 2002, national securities exchanges, including the NYSE Arca exchange, have adopted more stringent listing requirements. Although we have been approved to list shares of common stock on the NYSE Arca exchange, we may not be able to maintain our compliance with all of the listing standards of the NYSE Group. Any failure by us to maintain our listing on the NYSE Arca exchange could materially harm our business, cause our stock price to decline, and make it more difficult for our stockholders to sell their shares.

We rely on key personnel and the loss of key personnel or the inability to attract, train, and retain key personnel could have a negative effect on our business.

We believe our future success will depend to a significant extent on the continued service of our executive officers and other key personnel. Of particular importance to our continued operations are our executive management and technical staff. We do not have key person life insurance for any of our executive officers, technical staff or other employees. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. In recent years we have experienced turnover in several key positions.

Our future success also depends on our ability to attract, train, retain and motivate highly skilled technical and sales personnel. Since our Company has limited resources to attract qualified personnel, we may not be successful in recruiting, training, and retaining personnel in the future, which would impair our ability to maintain and grow our business.

Our limited cash resources have in the past required us to rely heavily on equity compensation to hire and retain key personnel, and we expect this to continue in the future. This practice may result in significant non-cash compensation expenses and dilution to our stockholders.

The large number of shares eligible for public sale could cause our stock price to decline.

The market price of our common stock could decline as a result of the resale of shares of common stock that were previously restricted under Rule 144. If our officers, directors or employees sell shares for tax, estate planning, portfolio management or other purposes, such sales could be viewed negatively by investors and put downward pressure on our stock price. Approximately 35.7 million shares were free of restrictive legend as of March 31, 2008, up from approximately 20.2 million as of March 31, 2007. The occurrence of such sales, or the perception that such sales could occur, may cause our stock price to decline.

Our reported financial results may be adversely affected by changes in U.S. generally accepted accounting principles.

U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our financial results. For example, prior to January 1, 2007, we were not required to record liabilities relating to uncertainties in our income tax positions until a determination was made by the IRS disallowing the deductions. However, beginning January 1, 2007 we are required to determine whether it is more-likely-than-not that a tax position is sustainable and measure the tax position to recognize in the financial statements in accordance with recent accounting pronouncements.

Risks Related to the Notes

The notes are unsecured and, therefore, are effectively subordinated to any of our secured debt, and to the debt of our subsidiaries and any debt guaranteed by our subsidiaries.

The notes are not secured by any of our assets or those of our subsidiaries. In addition, the notes are not guaranteed by our subsidiaries. As a result, the notes are effectively subordinated to any of our existing or future secured debt to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt will be entitled to be paid in full from our assets that secure their debt before such assets may be used to pay the holders of the notes. In addition, since all of our material assets are held by our subsidiaries, we will be dependent on dividends and other payments from our subsidiaries to make payments of principal and interest on the notes, except for those payments secured by the pledge and escrow agreement described under “Description of the Notes—Interest Escrow.”

The notes are also effectively subordinated to all existing and future liabilities of our subsidiaries and any of our debt that is guaranteed by our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization are subject to the prior claims of the subsidiary’s creditors and of the holders of any debt or other obligations guaranteed by that subsidiary, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any debt of the subsidiary senior to that held by us. As of March 31, 2008, we had $908,333 secured indebtedness and the outstanding liabilities of our subsidiaries totaled approximately $63.5 million.

There can be no assurance that we will be able to meet our debt service obligations.

Our ability to make payments on our indebtedness, including the notes, and to fund our planned developments and other capital expenditures will depend on our ability to generate cash in the future. Although we agreed to place a portion of the proceeds raised from the offering of the notes in an escrow account with the trustee under the indenture for the notes to cover the first four scheduled interest payments on the notes, we cannot assure you that our business will generate sufficient cash flow from operations or that alternative financing will be available to us in an amount sufficient to enable us to pay the remaining interest payments on the notes, the principal amount of the notes or any other indebtedness, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with various covenants in our debt obligations, including the notes, we would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and may cause defaults under our indebtedness, if any. Our ability to repay or to refinance our obligations with respect to our indebtedness will depend on our future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain, financial, business, regulatory and other factors, many of which are beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital, or to refinance or restructure our debt. There can be no assurance that such alternative measures would be successful or would permit us to meet our debt service and working capital obligations.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured debt or debt at the subsidiary level to which the notes would be structurally subordinated. We currently intend to incur a significant amount of indebtedness through our subsidiaries to finance the geothermal power projects we intend to develop. We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes and any debt that is senior in right of payment to the notes. Further, there can be no assurances that future working capital, any borrowings or equity financing will be available to pay or refinance any such debt.

We may not have the funds necessary to purchase the notes upon the occurrence of a fundamental change.

Upon the occurrence of a fundamental change as described herein, you may require us to repurchase your notes. We may not have the financial resources, and may not be able to arrange financing, to pay the purchase price in cash for all of the notes that might be delivered by holders of notes seeking to exercise their repurchase rights. Our ability to arrange financing will depend on prevailing market conditions and other factors, some of which are beyond our control.

The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under “Description of the Notes—Make Whole Premium Upon a Fundamental Change.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

Under the terms of the notes, a variety of acquisition, financing, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. As a result, we could enter into any such transactions without being required to repurchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the notes. In addition, if such transaction is not considered a fundamental change under the terms of the notes, holders may not be able to convert their notes or be eligible to receive a make whole premium adjustment in connection with such conversion. Accordingly, our obligation to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive distributions.”

Transactions relating to our call spread and prepaid forward share repurchase transactions may affect the value of the notes and the trading price of our common stock.

In connection with the pricing of the notes, we entered into call spread and prepaid forward share repurchase transactions with an affiliate of the initial purchaser, which we refer to as the counterparty. In connection with these transactions, the counterparty was expected to enter into various over-the-counter derivative transactions or purchase or sell our common stock in secondary market transactions at or about the time of pricing of the notes, and the counterparty may enter into, or unwind, various over-the-counter derivatives or purchase or sell our common stock in secondary-market transactions following the pricing of the notes, including during any maturity conversion reference period with respect to a conversion of notes. These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock. In addition, any hedging transactions by the counterparty to these transactions following the pricing of the notes, including during any maturity conversion reference period with respect to a conversion of notes, may have an adverse impact on the trading price of our common stock. The counterparty is likely to modify its hedge position from time to time at or prior to the conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments, including over-the-counter derivative instruments, that it may wish to use in connection with such hedging. In particular, such hedging modifications may occur during a maturity conversion reference period, which may have a negative effect on the conversion value of those notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock issuable upon conversion of the notes.

An active trading market for the notes may not develop, and the absence of an active trading market and other factors may adversely impact the price of the notes.

The notes are a new issue of securities for which there is currently no public market, and no active or liquid trading market might ever develop. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange; however, the notes were eligible for The PORTAL Market at the time of issuance thereof. At the time the notes were issued, we were advised by the initial purchaser that it intended to make a market in the notes. However, the initial purchaser is not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchaser ceases to act as a market maker for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

We expect that the trading value of the notes will be significantly affected by the price of our common stock, which may be volatile.

Our common stock has experienced significant price and volume fluctuations. The market price of the notes is expected to be significantly affected by the market price of our common stock as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. For a discussion of the factors that may result in volatility in the market price of our common stock, see “—Risks Related to Our Business” above. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of our common stock.

The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that we expect to develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Fluctuations in the price of our common stock may impact the price of the notes and make them more difficult to resell. Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

Except as described under “Plan of Distribution,” we are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

Failure to comply with covenants in our future financing agreements could result in cross defaults under some of our financing agreements, which cross defaults could jeopardize our ability to satisfy our obligations under the notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our future financing agreements could result in a default under those agreements and under other agreements containing cross default provisions, including the indentures governing the notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may also amend the provisions and limitations of our credit facilities, if any, from time to time without the consent of the holders of notes.

USE OF PROCEEDS

All the notes and shares of our common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our deficiency of earnings to fixed charges for the indicated periods are set forth below. The information set forth below should be read in conjunction with the financial information incorporated by reference herein.

	Fiscal Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	—	—	—	—	—

(1) This table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of our rental payments under operating leases we believe represent interest. Earnings for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 were insufficient to cover fixed charges by $15,749,005, $18,488,936, $8,932,816, $6,976,075, and $1,436,950, respectively.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

MARKET FOR OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE Arca exchange under the symbol “RZ.” The following table sets forth the high and low closing sales prices by quarter as reported by the NYSE Arca exchange for the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2006

First Quarter	$22.51	$13.10
Second Quarter	19.55	7.00
Third Quarter	10.15	3.60
Fourth Quarter	6.80	3.79

Fiscal Year Ended December 31, 2007

First Quarter	$7.49	$4.89
Second Quarter	9.06	5.24
Third Quarter	15.35	7.20
Fourth Quarter	18.11	10.00

Fiscal Year Ended December 31, 2008

First Quarter	$17.09	$7.30
Second Quarter (through May 28, 2008)	11.37	7.87

On May 28, 2008, the last sale price for our common stock as reported by the NYSE Arca exchange was $9.95 per share.

We have never declared or paid any cash dividends with respect to our capital stock. We currently anticipate that we will retain all future earnings for the operation and expansion of our business and do not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at March 31, 2008:

•

on an actual basis, which includes our issuance and sale of $50.0 million aggregate principal amount of notes, and our use of approximately $7.9 million of the net proceeds from the sale of the notes to fund an interest escrow account, $5.85 million to fund the cost of a call spread transaction and $15.0 million to fund the cost of a prepaid forward purchase transaction; and

•

on an adjusted basis after the exercise of the overallotment option resulting in the sale of $5.0 million aggregate principal amount of notes on April 1, 2008, and our use of approximately $0.8 million of the net proceeds from the sale of the notes to fund an interest escrow account.

This table should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference herein.

	March 31, 2008
	Actual	As Adjusted
Cash:
Cash and cash equivalents	$21,377,606	$25,354,629

Debt:
8.00% Senior Convertible Notes Due 2013	50,000,000	55,000,000
Note payable	908,333	908,333
Stockholders’ equity:
Common shares, $0.01 par value per share; 250,000,000 shares authorized; 56,102,885 shares issued and outstanding actual(1); 56,102,885 shares Issued and outstanding as adjusted	561,029	561,029
Additional paid in capital	51,358,719	51,358,719
Accumulated deficit	(30,972,177)	(30,972,177)
Accumulated deficit after re-entry into development stage	(25,660,941)	(25,660,941)

Total stockholders’ equity (deficit)	(4,713,370)	(4,713,370)

Total capitalization	$67,572,569	$76,549,592

(1)	Based on shares of common stock outstanding as of March 31, 2008, which excludes:

•

2,975,517 shares issuable upon exercise of outstanding options and under outstanding restricted stock unit agreements pursuant to our stock incentive plans at a weighted average option exercise price of $8.65 per share at March 31, 2008;

•	41,684 shares of restricted stock that have been granted but have not yet vested;

•	5,418,290 shares issuable upon conversion of all of the notes;

•	3,506,179 shares available for future grants or issuance under our stock incentive plans and our employee stock purchase plan;

•	29,233 shares subject to outstanding warrants, at an exercise price of $4.65 per share, that have vested;

•	15,000 shares subject to outstanding warrants, at an exercise price of $12.06 per share, that have not yet vested;

•	3,700,000 shares subject to outstanding warrants, at an exercise price ranging from $14.47 to $18.97 per share, that have not vested; and

•	the shares of common stock issuable upon conversion of the notes offered hereby.

SELLING SECURITY HOLDERS

The notes were originally issued by us and sold to Merrill Lynch & Co., to whom we refer to in this prospectus as the “initial purchaser,” in a transaction exempt from the registration requirements of the federal securities laws. The initial purchaser resold the notes to persons reasonably believed by it to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling security holders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes. Set forth below are the names of each selling security holder, the principal amount of the notes that may be offered by such selling security holder pursuant to this prospectus and the number of shares of common stock into which the notes are convertible, each to the extent known to us as of the date of this prospectus. Unless set forth below, none of the selling security holders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling security holders from time to time. Accordingly, no estimate can be given as to the amount of notes or common stock that will be held by the selling security holders upon consummation of any particular sale. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act. We have, therefore, assumed for the purposes of the registration statement related to this prospectus that the selling security holders will sell all of their notes and shares.

Percentage of beneficial ownership is based on shares of our common stock outstanding as of May 28, 2008. The selling security holders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling security holders named in the following table has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Selling Security Holder	Principal Amount of Notes Beneficially Owned that may be Sold	Percentage of Notes Outstanding (1)	Number of Shares of Common Stock Beneficially Owned (2)	Number of Shares of Common Stock that may be Offered (2)	Shares Beneficially Owned After Completion of this Offering	Percentage of Common Stock Outstanding After Completion of this Offering (3)
Goldman Sachs & Co. Profit Sharing Master Trust (4), (5)	$124,000	*	13,437	13,437	—	*
GRT Topaz Offshore Partners, Ltd.	$833,000	1.51%	90,269	90,269	—	*
GRT Topaz Partners (QP), L.P.	$667,000	1.21%	72,280	72,280	—	*
Oz Special Funding (OZMD) LP (6)	$9,876,000	17.96%	1,070,221	1,070,221	—	*

*	Less than 1%

(1)	$55,000,000 million aggregate principal of notes outstanding.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 108.3658 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 56,105,292 shares of common stock outstanding as of May 28, 2008. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(5)	Oz Management, LLC is investment manager to Goldman Sachs & Co. Profit Sharing Master Trust and has voting and investment power over the securities being offered. Mr. Daniel S. Och, as senior managing member of Oz Management, LLC, may be deemed to have voting and investment control of the securities being offered.

(6)	Oz Management, LLC is investment manager to Oz Special Funding (OZMD) LP and has voting and investment power over the securities being offered. Mr. Daniel S. Och, as senior managing member of Oz Management, LLC, may be deemed to have voting and investment control of the securities being offered.

The preceding table has been prepared based upon information furnished to us by the selling security holders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling security holders may change over time. Any changed information will be set forth in supplements or amendments to this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following is a summary of the material terms of our common stock and preferred stock. Please see our certificate of incorporation for more detailed information.

Common Stock

As of May 28, 2008, there were 56,105,292 outstanding shares of common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefor. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

As of May 28, 2008, there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our board of directors shall determine, from time to time. Our common stock is subject to the express terms of our preferred stock and any series thereof. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding common stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

Certain Provisions Affecting Control of the Company

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Delaware Law”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a “business combination” with any “interested stockholder,” defined as a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as its affiliates and associates, for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained this status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the relevant date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prevent or delay mergers or other takeover or change-of-control transactions for us and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

The following summary of certain provisions of our certificate of incorporation and bylaws is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which may be obtained as described in “Available Information.”

Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, our chief executive officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by a resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Subject to the rights of the holders of any series of preferred stock, any vacancies on our board may only be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by stockholders. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors. In addition, our certificate of incorporation divides our board of directors into three classes having staggered terms. This may delay any attempt to replace our board of directors.

Our certificate of incorporation provides that should any stockholder desire to present business at any meeting, they must comply with certain advance notice provisions in our bylaws.

Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. Our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be junior to the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and the likelihood that common stockholders will receive payments upon liquidation.

Transfer Agent and Registrar

Interwest Transfer Company, Inc. is the transfer agent and registrar for our common stock.

DESCRIPTION OF THE NOTES

The 8.00% Convertible Senior Notes due April 1, 2013 were issued under, and are governed by, an indenture, between us and The Bank of New York, a New York banking corporation, as trustee. As used in this description of the notes, the words “our company,” “we,” “us,” “our” or “Raser Technologies” refer only to Raser Technologies, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a holder.

General

The notes were issued in the aggregate principal amount of $55,000,000. The notes will mature on April 1, 2013. The notes were issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially is an office or agency of the trustee.

The notes bear cash interest at the rate of 8.00% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2008, to holders of record at the close of business on the March 15 or the September 15 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date, provided that the first interest payment on October 1, 2008 will include interest from March 26, 2008, through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day, and no interest on such payment will accrue or be payable for the period from and after the date on which such payment is due to such next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder upon the occurrence of a fundamental change. We may not reissue a note that has matured or been converted, has been purchased by us at your option or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Holders may, at their option, require us to purchase the notes for cash if we experience a fundamental change, as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Contemporaneously with the offering of the notes, we entered into separate call spread and prepaid forward share repurchase transactions.

Ranking

Except as described under “—Interest Escrow” below, the notes are our general unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes are subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries. As of March 31, 2008, we had $908,833 of secured indebtedness and the outstanding liabilities of our subsidiaries totaled approximately $63.5 million.

The indenture does not limit the amount of additional indebtedness which we can create, incur, assume or guarantee, or whether or not any such indebtedness may be secured by liens on any of our assets, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee or whether any such indebtedness may be secured by liens on any of the subsidiaries’ assets. The indenture also does not contain any financial covenants or any restrictions on the payment of dividends, or the issuance or repurchase of securities by us. The indenture does not contain covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Make-Whole Premium Upon a Fundamental Change” below.

We are obligated to pay compensation to the trustee as agreed in writing and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Interest Escrow

Our obligations under the notes are secured in part for two years by a pledge of an escrow account pending disbursement pursuant to a pledge and escrow agreement. Approximately $8.7 million has been deposited in the escrow account and used to purchase a portfolio of government securities that has been pledged as security on the notes and the indenture. The pledge and escrow agreement defines government securities as:

•	noncallable direct obligations of, or noncallable obligations the payment of principal of and interest on which are unconditionally guaranteed by, the United States of America;

•

noncallable bonds, debentures or notes issued by Federal National Mortgage Association, Government National Mortgage Association, Federal Farm Credit Banks, Federal Land Banks, Federal Home Loan Banks, Farmers Home Administration, Federal Home Loan Mortgage Corporation or any of their successors or any other comparable federal agency created in the future to the extent that such obligations are unconditionally guaranteed by the United States of America; and

•	holdings in any mutual fund or similar investment vehicle that holds only securities of the types set forth in the bullet points above.

The pledge and escrow agreement provides for the grant by us to the escrow agent on behalf of the trustee of security interests in the escrow account for the equal benefit of the holders of the notes. The security interests secure the payment and performance when due of our obligations under the notes and the indenture for two years, as provided in the pledge and escrow agreement. The ability of holders of the notes to realize upon such funds or securities may be subject to certain bankruptcy law limitations in the event of our bankruptcy.

The escrow account contains an amount of government securities with a value equal to the total aggregate amount of the first four scheduled interest payments on the notes. Funds will be disbursed from the escrow account to pay interest on the notes or, at our option, we may elect to make the interest payments from our available funds. If at any time the escrow account contains government securities and/or cash having an aggregate value in excess of the remaining interest payments on the notes scheduled to occur on or prior to April 1, 2010, such excess government securities or funds may be released to us. All cash contained in the escrow account will be invested in government securities pending release. Upon the acceleration of the maturity of the notes or our failure to pay principal at maturity or upon repurchase of the notes, the pledge and escrow agreement will provide for the foreclosure by the trustee (and/or the escrow agent at its direction and on its behalf) upon the net proceeds of the escrow account. In the event of such a foreclosure, the proceeds of the escrow account will be applied

•	first, to amounts owing to the trustee in respect of fees and expenses of the trustee, and

•	second, to the obligations under the notes, on a pro rata basis, based upon the aggregate principal amount of the notes at such time outstanding.

Our failure to pay interest on the notes within five business days of an interest payment date through April 1, 2010 will constitute an immediate event of default.

Conversion Rights

General

Holders may convert their notes prior to the close of business on the second business day preceding the stated maturity of the notes based on an initial conversion rate of 108.3658 shares per $1,000 principal amount of notes (such number of shares of common stock per $1,000 principal amount of notes deliverable upon conversion is referred to as the “conversion rate”), which represents an initial conversion price of approximately $9.23 per share. The conversion rate per $1,000 principal amount of notes in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and is subject to adjustment as described below. The “applicable conversion price” per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate, rounded to the nearest cent. A note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount. As used in this Description of the Notes, all references to our common stock are to our common stock, par value $0.01. See “Description of Capital Stock” above.

Upon conversion of any note prior to the 52nd trading day preceding the maturity date, a holder will receive, for each $1,000 principal amount surrendered for conversion a number of shares of our common stock equal to the applicable conversion rate.

Upon conversion of any note on or after the 52nd trading day preceding the maturity date, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•

a number of shares of our common stock, which we refer to as the “principal shares,” equal to the sum of the daily principal share amounts, as defined below, for each of the 50 consecutive trading days in the maturity conversion reference period, as defined below; and

•

a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily remaining share amounts, as defined below, for each of the 50 consecutive trading days in the maturity conversion reference period, as defined below, in each case appropriately adjusted to reflect events occurring during the maturity conversion reference period that would result in a conversion rate adjustment.

The “maturity conversion reference period” means the 50 consecutive trading days commencing on the 52nd scheduled trading day preceding the maturity date, subject to any extension due to a market disruption event. The “daily principal share amount” means, for each trading day during the maturity conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares equal to the lesser of:

•	$20 divided by the volume weighted average price per share for such trading day; and

•	the applicable conversion rate divided by 50.

The “daily remaining share amount” means, for each trading day during the maturity conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares equal to the greater of:

•	zero; and

•	a number of shares determined by the following formula:

(volume weighted average price per share for such trading day * applicable conversion rate) — $1,000 volume weighted average price per share for such trading day * 50

The “volume weighted average price” per share of our common stock on any trading day means the per-share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page RZ<equity>AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, as determined by a nationally recognized independent investment banking firm retained for this purpose by us using a volume-weighted method).

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the NYSE Arca exchange is open for trading or, if our common stock is not then listed on the NYSE Arca exchange, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then traded is open for trading. If the common stock is not so listed or quoted, a trading day means a business day.

A “scheduled trading day” means a day that is scheduled to be a trading day.

A “market disruption event” means (i) a failure by the NYSE Arca exchange or, if our common stock is not then listed on the NYSE Arca exchange, by the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, by the principal other market on which our common stock is then traded, to open for trading during its regular trading session or (ii) the occurrence or existence on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, in each case, for more than one half-hour period in the aggregate on such trading day.

Upon conversion of a note, we will deliver the shares of common stock,

•

in the case of conversions prior to the 52nd trading day prior to the maturity date, on the third business day after the date a holder has fulfilled all requirements under the indenture for conversion; and

•	in the case of conversions on or after the 52nd trading day prior to the maturity date, on the maturity date.

A holder of a note otherwise entitled to a fractional share will receive:

•

in the case of conversions prior to the 52nd trading day prior to the maturity date, cash equal to the applicable portion of the closing sale price of our common stock for the trading day immediately preceding the conversion date, rounding to the nearest whole cent; and

•

in the case of conversions on or after the 52nd trading day prior to the maturity date, cash equal to the applicable portion of the volume weighted average price of our common stock for the last trading day of the maturity conversion reference period, rounding to the nearest whole cent.

The ability to surrender notes for conversion will expire at the close of business on the second business day preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which a holder is note entitled; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, provided that no such payment need be made:

•	in connection with any conversion following the regular record date immediately preceding the final interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a holder receiving shares of our common stock, upon surrendering notes for conversion, see “Material U.S. Federal Income Tax Considerations.”

Conversion Rate Adjustments

The conversion rate for the notes shall be adjusted from time to time as follows:

(i) If we issue common stock as a dividend or distribution on our common stock to all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 x OS1/OS0

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate in effect taking such event into account

OS0 =	the number of shares of our common stock outstanding immediately prior to such event

OS1 =	the number of shares of our common stock outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If we issue to all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or if we issue to all holders of our common stock securities convertible into our common stock for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share of common stock or a conversion price per share of common stock less than the closing sale price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 x (OS0+X)/(OS0+Y)

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate taking such event into account

OS0 =	the number of shares of our common stock outstanding immediately prior to such event

X =	the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y =	the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our common stock at less than the applicable closing sale price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration we receive for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. Any adjustment made pursuant to this clause (ii) shall become effective on the date that is immediately after the date fixed for the determination of stockholders entitled to receive such rights, warrants, options, other securities or convertible securities. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been issued.

The “closing sale price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NYSE Arca exchange, or, if our common stock is not listed on the NYSE Arca exchange, as reported by the principal national securities exchange on which our common stock is listed, or otherwise as provided in the indenture.

(iii) If we distribute capital stock, evidences of indebtedness or other assets or property of ours to all holders of our common stock, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash, and

(C) Spin-Offs described below in this paragraph (iii),

then the conversion rate will be adjusted based on the following formula:

CR1 =	CR0 x SP0/(SP0-FMV)

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate taking such event into account

SP0 =	the closing sale price of our common stock over the 10 consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined in good faith by our board of directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution

An adjustment to the conversion rate made pursuant to this paragraph shall be made successively whenever any such distribution is made and shall become effective on the ex-dividend date for such distribution. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. If we distribute to all holders of our common stock capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours (a “Spin-Off”), the conversion rate in effect immediately before the close of business on the date fixed for determination of holders of our common stock entitled to receive such distribution will be adjusted based on the following formula:

CR1 =	CR0 x (FMV0+MP0)/MP0

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate taking such event into account

FMV0 =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off

MP0 =	the average of the closing sale prices of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off.

An adjustment to the conversion rate made pursuant to this paragraph will occur on the 10th trading day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 consecutive trading days immediately following the effective date of any Spin Off, references with respect to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If we pay or make any dividend or distribution consisting exclusively of cash to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 × SP0/(SP0 – C)

where

CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new conversion rate taking such event into account

SP0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such distribution

C	=	the amount in cash per share that we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this paragraph (iv) shall become effective on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(v) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x (AC + (SP1 x OS1))/(SP1 x OS0)

where

CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1	=	the new conversion rate taking such event into account

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for our common stock purchased in such tender or exchange offer

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1	=	the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1	=	the average of the closing sale prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made. Any adjustment to the conversion rate made pursuant to this paragraph (v) shall become effective on the date immediately following the determination of the average of the closing sale prices of our common stock for purposes of SP1 above. If we are or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but we are or the relevant subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made.

Notwithstanding the foregoing paragraphs (i) through (v) above, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 130.0390 shares per $1,000 principal amount of the notes, other than on account of adjustments to the conversion rate in the manner set forth in paragraphs (i) through (v) above.

If we adopt a rights plan while any notes remain outstanding, holders of notes will receive, upon conversion of notes in respect of which we are required to deliver shares of common stock, in addition to such common stock, rights under the rights plan unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

The indenture permits us, from time to time, to increase the conversion rate by any amount for any period of at least 20 days if we have determined that such increase would be in our best interests, to the extent permitted by law. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect in accordance with applicable law. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Material U.S. Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will also adjust for any carry forward amount upon conversion regardless of the 1% threshold. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (i) through (v) that would otherwise require adjustment of the conversion rate.

The applicable conversion rate will not be adjusted upon certain events, including:

•

the issuance of any of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•

the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

Business Combinations

In the case of the following events (each, a “business combination”):

•

any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, the notes will be convertible into the weighted average of the kind and amount of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of the business combination.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change occurs, as defined below, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

As promptly as practicable following the date we publicly announce such transaction, but in no event less than 20 days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the close of business on the business day prior to the fundamental change purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s withdrawal notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of notes delivers a fundamental change purchase notice, it may not thereafter surrender those notes for conversion unless the fundamental change purchase notice is withdrawn. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

If the notes are not in certificated form, a holder’s withdrawal notice must comply with appropriate DTC procedures.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note, together with necessary endorsements.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

(1) the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(2) our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•

pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•

any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(3) during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office; or

(4) the adoption of a plan of liquidation or dissolution of our company.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock and any associated rights listed on a U.S. national securities exchange or quoted on a national automated dealer quotation system, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

Clause (2) of the definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our properties and assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our properties and assets may be uncertain.

In some circumstances, the fundamental change purchase feature of the notes may make it more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is the result of negotiations between us and the initial purchaser.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of future debt. Further, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, payment of the fundamental change purchase price may violate or may be limited by the terms of our future indebtedness. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under future debt. See “Risk Factors—Risks Related to the Notes—We may not have the funds necessary to purchase the notes upon the occurrence of a fundamental change.”

Make Whole Premium Upon a Fundamental Change

If a fundamental change, as defined above under “—Fundamental Change Permits Holders to Require Us to Purchase Notes,” occurs prior to the maturity date as a result of a transaction described in clauses (1), (2) or (4) of the definition of change of control (as set forth under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”), we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by issuing additional shares of common stock upon conversion of the notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date or 10 trading days after the effective date of the fundamental change, if later. Any make whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion.

Any make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 consecutive trading days immediately prior to but not including the effective date.

The following table shows what the make whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

Make Whole Premium Upon a Fundamental Change (Number of Additional Shares)

Stock Price on Effective Date	March 26, 2008	April 1, 2009	April 1, 2010	April 1, 2011	April 1, 2012	April 1, 2013
$7.69	21.6732	21.6732	21.6732	21.6732	21.6732	21.6732
$8.00	21.6732	21.5227	16.9273	16.6342	16.6342	16.6342
$9.00	21.6732	19.0097	14.9665	11.5376	6.7328	2.7453
$10.00	21.5573	17.0109	13.3825	10.3396	6.0363	0.0000
$15.00	13.9546	11.0053	8.6592	6.7383	3.9348	0.0000
$20.00	10.1734	8.0077	6.3042	4.9054	2.8808	0.0000
$30.00	6.3895	5.0094	3.9357	3.0869	1.8396	0.0000
$40.00	4.4825	3.5249	2.7544	2.1739	1.3098	0.0000
$50.00	3.3832	2.5957	2.0447	1.6379	0.9909	0.0000

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $50.00 per share, subject to adjustment as described below, no make whole premium will be paid; and

•	if the stock price on the effective date is less than $7.69 per share, subject to adjustment as described below, no make whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “—Conversion Rights—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion Rights—Conversion Rate Adjustments,” other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 130.0390 per $1,000 principal amount of notes, subject to adjustments in the same manner set forth in paragraphs (i) through (v) under “—Conversion Rights—Conversion Rate Adjustments” above.

The additional shares delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Reporting Obligations

We will file in a timely fashion all reports and other information and documents which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and deliver such reports to the trustee within 15 days after we file such reports with the SEC. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such reports will be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We will comply with the other provisions of Section 314(a) of the Trust Indenture Act. Furthermore, within 90 days after the end of each fiscal year, we will deliver to the trustee an officer’s certificate stating whether the signatory knows of any default or event of default under the indenture, and describe any default or event of default and the efforts to remedy the same.

Events of Default and Acceleration

The following are events of default under the indenture:

•	default in the payment of any principal amount or fundamental change purchase price, due with respect to the notes, when the same becomes due and payable;

•

default in payment of any interest (including liquidated damages) under the notes, which default continues for 30 days; provided, however, that our failure to pay interest (including liquidated damages, if any) on any of the notes within five business days of any interest payment date prior to and including April 1, 2010 shall constitute an immediate event of default;

•	default in the delivery when due of shares of common stock and any cash payable upon conversion with respect to the notes, including any make whole premium, which default continues for 15 days;

•

our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of Raser Technologies for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $5 million, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries; and

•	the pledge and escrow agreement ceases to be in full force and effect, or enforceable, prior to its expiration in accordance with its terms.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable. Any declaration with respect to the notes may be rescinded or annulled by the holders of a majority in aggregate principal amount of the outstanding notes if all defaults and events of default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture, and certain other conditions specified in the indenture are satisfied. The trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of notes, unless such holders have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture with respect to SEC filings that are described above under “Reporting Obligations,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.5% of the outstanding principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 180th day thereafter (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day). On such 180th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 180th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, other than to one or more of our wholly owned subsidiaries, unless:

•

either (A) we are the surviving entity or (B) the resulting, surviving or transferee person (if other than us) is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such person (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

There is no precise established definition of the phrase “substantially all” or “substantially as an entirety” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a conveyance, transfer, lease or other disposition of less than all of our assets or properties.

Upon the assumption of our obligations by such entity in such circumstances except for a lease of our properties substantially as an entirety and, subject to certain other exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such person might, depending on the facts and circumstances, be deemed for United

States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount or fundamental change purchase price with respect to the note;

•	make any change that adversely affects the right to require us to purchase the note in any material respect;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

•	change the currency of payment of principal of, or interest on, the note;

•

except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the note (including reducing any make-whole premium payable with respect to such note); or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•

to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the indenture in the event of a merger, consolidation or transfer of assets;

•	to add guarantees with respect to the notes;

•	to increase the conversion rate in accordance with the terms of the notes;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•

to make any change that does not adversely affect the rights of the holders of the notes in any material respect; provided that any amendment made solely to conform the provisions of the indenture to the description of the notes in this prospectus will not be deemed to adversely affect the rights of holders of the notes.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•

waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Any amendment to the indenture of the notes might, depending on the facts and circumstances, be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an amendment.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

The Bank of New York, a New York banking corporation, is the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

We initially issued the notes in the form of two global securities. The global securities are deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of

DTC. You will hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts credited were designated by the initial purchaser. Ownership of beneficial interests in the global securities are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities is shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Owners of beneficial interests in the global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global securities for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global securities, you will not be entitled to have the notes represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global securities. We understand that under existing industry practice, if an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global securities is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global securities or ceases to be a clearing agency or there is an event of default under the notes (and the holder so requests), DTC will exchange the global securities for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the section titled “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

In connection with the initial private placement of the notes, we entered into a registration rights agreement with each investor in the notes. In the registration rights agreement we agreed, for the benefit of the holders of the notes, the common stock and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, that we would, at our expense:

•	cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

•

keep the registration statement effective until the earliest of (1) the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, (2) the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to Rule 144(b)(1)(i) under the Securities Act or any successor Rule thereto (3) the date that is one year from the last date of original issuance of the notes offered hereby, and (4) the date on which there are no outstanding registrable securities.

Our obligation to file a registration statement will be suspended during any period in which the notes and the common stock issued or issuable upon conversion of the notes held by our non-affiliates (and who have been our non-affiliates for a period of at least three months) may be sold pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, including Rule 144(b)(1)(i).

We may, upon written notice to all holders of the notes, defer the filing or the effectiveness of the shelf registration statement for a reasonable period not to exceed 90 days if we are engaged in non-public negotiations or other non-public business activities, disclosure of which would be required in such shelf registration statement (but would not be required if such shelf registration statement were not filed), and our board of directors or a committee thereof determines in good faith that such disclosure would have a material adverse effect on our company and our subsidiaries taken as a whole.

We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions. If a shelf registration statement naming the holder and covering those securities is not effective, they may not be sold or otherwise transferred except in accordance with the provisions set forth under “Transfer Restrictions.”

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement if our management determines to do so for valid business reasons, including circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any 90-day period and not to exceed an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

If:

(a)	the shelf registration statement has not been filed with the SEC within 90 days after the original issuance of any of the notes;

(b)	the shelf registration statement has not become effective within 180 days after the earliest date of original issuance of any of the notes;

(c)	the registration statement shall cease to be effective or fail to be usable, except as permitted in clause (d) below, without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

(d)	the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a “registration default,” additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes from and after the 91st day following such registration default.

Liquidated damages will not accrue under (a) or (b) above for up to an additional 90 days if we defer the filing or effectiveness of the shelf registration statement if we are engaged in non-public negotiations or other non-public business activities as described above.

In no event will liquidated damages accrue after the first anniversary of the date of latest issuance of the notes or at a rate per year exceeding 0.50% of the principal amount of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any liquidated damages with respect to such common stock or the principal amount of the notes converted. If a holder does not submit a properly completed questionnaire and is not named as a selling security holder in the shelf registration statement, the holder will not be entitled to receive any liquidated damages with respect to its notes under clause (c) or (d) above.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement that will be entered into prior to or on the closing of this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, or the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with notes or shares of common stock held as capital assets by a beneficial owner who purchases notes on original issuance at the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

We use the term “non-U.S. holder” to describe a beneficial owner of notes or shares of common stock received upon conversion of the notes (other than a partnership) that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Circular 230

This summary of U.S. federal income tax considerations set forth in this prospectus was written to support the promotion and marketing of the notes. This summary is not intended or written to be legal or tax advice to any person, and is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any tax-related penalties that may be imposed on such person. Each person considering an investment in the notes should seek advice based on such person’s particular circumstances from an independent tax advisor.

Consequences to U.S. Holders

Payments of interest. It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

Additional interest. If we fail to comply with specified obligations under the registration rights agreement, that non-compliance may result in the payment of additional interest in the manner described under “Description of the Notes—Registration Rights.” In general, when the amount or timing of any additional payments on a debt instrument is contingent, the debt instrument could be subject to special rules that apply to contingent payment debt instruments. We intend, however, to take the position for U.S. federal income tax purposes that the possibility of such payments should not cause the notes to be subject to the special rules applicable to contingent payment debt instruments and, accordingly, that any such payments of interest should be taxable to you as ordinary interest income when received or accrued, in accordance with your usual method of tax accounting. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional payments will be made is a “remote” or “incidental” contingency, within the meaning of applicable Treasury Regulations. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of the issuance of the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale or exchange of a note. Except as otherwise specifically discussed herein, the remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Sale, redemption or other taxable disposition of notes. Except as provided below under “Consequences to U.S. Holders—Conversion of notes,” a U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon such sale, redemption or other taxable disposition and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, the capital gain or loss will be a long-term capital gain or loss. Otherwise, the capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of notes. A U.S. holder of notes generally will not recognize gain or loss on the conversion of the notes solely into shares of common stock, other than cash received in lieu of fractional shares, which will be treated as described below, and other than amounts attributable to accrued interest, which will be treated as such. The U.S. holder’s tax basis in the shares of common stock received upon conversion of the notes (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be equal to the holder’s aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of fractional shares. The holding period of the shares of common stock received by the holder upon conversion of notes generally will include the period during which the holder held the notes prior to the conversion, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and generally will result in capital gain or loss. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged.

Distributions on common stock. If a U.S. holder receives shares of our common stock upon a conversion of the notes, distributions made on our common stock generally will be included in the U.S. holder’s income as dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of the common stock. With respect to dividends received by individuals, for taxable years beginning before January 1, 2011, the dividends may be taxed at the lower applicable long-term capital gain rates, if certain holding period requirements are satisfied. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive distributions. The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and it does not so qualify, a U.S. holder generally will be deemed to have received a distribution even if the U.S. holder has not received any cash or property as a result of such adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description above under “—Consequences to U.S. Holders—Distributions on common stock.”

Sale, certain redemptions or other taxable dispositions of common stock. Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the taxable disposition and (2) the U.S. holder’s adjusted tax basis in the common stock. The capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gain recognized by certain non-corporate U.S. holders (including individuals) generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Information reporting and backup withholding. Information reporting requirements generally will apply to interest on the notes, dividends on shares of common stock and the proceeds of a sale of a note or shares of common stock paid to a U.S. holder, unless the U.S. holder is an exempt recipient (such as a corporation). A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of interest. The 30% U.S. federal withholding tax will not be applied to any payment of interest to a non-U.S. holder provided that:

•

interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•

the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive distributions. Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Consequences to U.S. Holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States (and, where a tax treaty applies, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty). Certain certification requirements must be complied with in order for effectively connected income to be exempt from withholding. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, withholding tax on a constructive distribution may be withheld from subsequent payments of cash and common stock made on the notes (or, in certain circumstances, against payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, certain redemptions or other taxable dispositions of notes or shares of common stock. Gain realized by a non-U.S. holder on the sale, certain redemptions or other taxable disposition of common stock or a note, including cash received in lieu of fractional shares upon conversion of the notes, will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the notes or common stock, as the case may be; provided, generally, that as long as our common stock is regularly traded on an established securities market, only non-U.S. holders (1) who have held more than 5% of our common stock at any time during such five-year or shorter period, (2) who have acquired notes with an aggregate value greater than 5% of our common stock or (3) in the event that the notes become “regularly traded” under applicable rules, who have held more than 5% of the notes at any time during such five-year or shorter period, would be subject to taxation under this rule. We believe that we are not a U.S. real property holding corporation for U.S. federal income tax purposes. Although we do not currently expect to become a U.S. real property holding corporation in the future, our circumstances may change, and you should consult your tax advisor if you do not meet one of the exceptions described above.

If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition under regular graduated U.S. federal income tax rates and in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty).

If a non-U.S. holder is an individual described in the second bullet point above, the holder will be subject to a flat 30% tax on the gain derived from the sale, redemption or other taxable disposition, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. Any common stock which a non-U.S. holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders—Payments of interest.”

If income from the sale or exchange of the notes or shares of our common stock is subject to tax based on our status as a U.S. real property holding corporation, the non-U.S. holder would be subject to U.S. federal income tax on the net gain in the same manner as a U.S. holder and the transferee of those shares may be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition, unless certain exceptions apply. Any tax withheld may be credited against the U.S. federal income tax owed by the non-U.S. holder for the year in which the sale or exchange occurs.

Information reporting and backup withholding. Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided we have received the statement described above in the last bullet point under “—Consequences to Non-U.S. Holders—Payments of interest” and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. In addition, a non-

U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of notes or shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payer does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION

The selling security holders of and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of notes or shares of our common stock on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of our notes, common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our notes or common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%). The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of the securities by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Stoel Rives LLP, Salt Lake City, Utah will pass on the validity of the notes and the shares of Common Stock offered by this prospectus.

EXPERTS

The financial statements, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the years ended December 31, 2007 and 2006, and the effectiveness of our internal control over financial reporting as of December 31, 2007 have been audited by Hein & Associates LLP of Denver, Colorado, and our financial statements for the year ended December 31, 2005 have been audited by Tanner LC of Salt Lake City, Utah, independent registered public accounting firms, and are so incorporated by reference herein in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended.

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

3.	Our Current Reports on Form 8-K filed on January 23, 2008, March 19, 2008, March 20, 2008, March 25, 2008, March 27, 2008, April 1, 2008, April 9, 2008, April 25, 2008, May 19, 2008 and May 21, 2008.

4.	Our Registration Statement on Form 8-A filed on November 1, 2005, as amended by Amendment No. 1 to such Form 8-A filed on May 15, 2008.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Raser Technologies, Inc., 5152 North Edgewood Drive, Suite 375, Provo, UT 84604, Attention: Investor Relations, (801) 765-1200 (telephone).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to Raser contained in this prospectus and any applicable prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

RASER TECHNOLOGIES, INC.

$55,000,000 8.00% CONVERTIBLE SENIOR NOTES DUE 2013

5,960,119 SHARES OF COMMON STOCK

PROSPECTUS

June 13, 2008